Exhibit 12
                                                                     ----------

                            DARDEN RESTAURANTS, INC.
         COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)

                                                    Thirteen Weeks Ended              Twenty-Six Weeks Ended
--------------------------------------------------------------------------------------------------------------------
                                               November 29,      November 23,     November 29,      November 23,
                                                   1998              1997             1998              1997
--------------------------------------------------------------------------------------------------------------------
Consolidated Earnings from Operations
  Before Income Taxes.....................      $  24,657         $  11,786        $  78,528         $  48,036
Plus Fixed Charges........................          9,921             9,259           20,447            18,311
Less Capitalized Interest.................           (260)             (295)            (520)             (581)
                                                ----------        ----------       ---------         ---------
Consolidated Earnings from Operations
  Before Income Taxes Available to
  Cover Fixed Charges.....................      $  34,318         $  20,750        $  98,455         $  65,766
                                                =========         =========        =========         =========

Ratio of Consolidated Earnings to Fixed
  Charges.................................           3.46              2.24             4.82              3.59
                                                =========         =========        =========         =========

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

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